UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION

13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 4, 2005 (October 31, 2005)

FIVE STAR QUALITY CARE, INC.

(Exact Name of Registrant as Specified in Its Charter)

            Maryland

(State or other jurisdiction

of incorporation)

Commission File No. 1-16817	04-3516029 (IRS Employer Identification No.)

400 Centre Street, Newton, Massachusetts (Address of Principal Executive Office)	02458 (Zip code)

Registrant’s telephone number, including area code: (617) 796-8387

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Item 2.01.	Completion of Acquisition or Disposition of Assets.

On October 31, 2005, we entered into a sale-leaseback transaction with Senior Housing Properties Trust, or Senior Housing, whereby we sold the six assisted living communities that we recently acquired in June 2005 from Gordon Health Ventures, LLC, or Gordon, to Senior Housing for $56.7 million and Senior Housing leased these communities back to us for initial rent of approximately $5.2 million per annum. During the quarter ended September 30, 2005, we recognized an impairment loss of $2.3 million, to reduce the carrying value of these communities to the amount realized upon their sale to Senior Housing. The purchase price paid to us by Senior Housing is the same purchase price we paid to the seller of the Gordon communities. The impairment loss which we recognized relates principally to transaction costs which we previously capitalized. Beginning in 2007, we may be required to pay additional rent calculated as a percentage of revenue increases at the leased communities. In connection with this sale-leaseback transaction, we amended one of our existing leases with Senior Housing to add all of the properties subject to the sale-leaseback transaction. We also amended certain documents securing our obligations under the lease in order to account for the additional properties subject to the sale-leaseback transaction. Please see our Annual Report on Form 10-K for the year ended December 31, 2004 for a description of the material terms of the lease and the security documents relating to the lease, which remain unchanged by the amendments discussed above except for changes to reflect the additional properties subject to the sale-leaseback transaction.

We were a subsidiary of Senior Housing prior to its spin-off in 2001, and Senior Housing owns and is the landlord of 137 of our 155 communities. We have material relationships with Senior Housing that are more fully described in paragraphs one through five of the section titled “Certain Relationships and Related Transactions” of our Definitive Proxy Statement for our annual meeting of shareholders held May 11, 2005, as filed with the Securities and Exchange Commission, or the SEC, and the section titled “Related Party Transactions” of Item 2 of our Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, 2005 and June 30, 2005, which parts of such filings we collectively incorporate by reference into these Items 1.01 and 2.01.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with the sale-leaseback transaction described above, we and Senior Housing terminated the $43.5 million line of credit that Senior Housing had previously provided to us pursuant to a Promissory Note and a Loan Agreement, both dated June 3, 2005. This line of credit was secured by mortgages on the six Gordon communities, and our obligations under the line of credit were guaranteed by certain of our subsidiaries who were also party to the Loan Agreement. The line of credit had an interest rate of 9% per annum, and no principal payment on the line of credit was due until maturity, which was June 30, 2007. Our material relationships with Senior Housing are more fully described in the parts of the SEC filings described above, which we collectively incorporate by reference into this Item 1.02.

Item 8.01.	Other Events.

On October 31, 2005, we reached an agreement with Sunrise Senior Living Services, Inc., or Sunrise, to accelerate the effective termination date of 12 long term management agreements for communities that Sunrise manages for us from the previously announced date of December 29, 2005 to November 1, 2005. These communities are located in Arizona (one community), California (two communities), Delaware (one community), Florida (two communities), Kansas (one community), Kentucky (three communities), Massachusetts (one community) and New Mexico (one community). As a result of this termination, we now manage the communities. Sunrise continues to manage 18 other communities for us, subject to long term management agreements. As part of the termination, we paid Sunrise approximately $82.0 million in termination fees and in management fees which would otherwise have been due to Sunrise through December 29, 2005. We recorded these fees as expenses in our income statement for the quarter ended September 30, 2005. We funded these fees with the proceeds of the sale-leaseback transaction with Senior Housing described above and cash on hand. The terms of our management agreements with Sunrise are more fully described in the section titled “Item 2. Properties – Sunrise Senior Living Services, Inc. Management Agreements” in our Annual Report on Form 10-K for the year ended December 31, 2004, which part of such filing we incorporate by reference into this Item 8.01.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1.	Purchase and Sale Agreement, dated as of October 31, 2005, by and among SNH/LTA Properties Trust, as Purchaser, and Five Star Quality Care-GHV, LLC and Five Star Quality Care-MVSP, LLC, as Sellers.

10.2.

Third Amendment to Second Amended and Restated Lease Agreement, dated as of October 31, 2005, by and among Ellicott City Land I LLC, Ellicott City Land II LLC, HRES2 Properties Trust, SNH CHS Properties Trust, SPTIHS Properties Trust, SPT-Michigan Trust, SPTMNR Properties Trust, SNH/LTA Properties Trust and SNH/LTA Properties GA LLC, as Landlord, and Five Star Quality Care Trust, as Tenant.

10.3.

Confirmation of Guarantees and Confirmation and Amendment of Other Incidental Documents, dated as of October 31, 2005, by and among Five Star Quality Care, Inc., certain affiliates of Five Star Quality Care, Inc. and certain affiliates of Senior Housing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIVE STAR QUALITY CARE, INC.

By: /s/ Bruce J. Mackey Jr.

Name: Bruce J. Mackey Jr.

Title: Treasurer and Chief Financial Officer

Date: November 4, 2005